                                 SCHEDULE 14A
                                (RULE 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              DETREX CORPORATION
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


                              DETREX CORPORATION
-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    (5) Total fee paid:

--------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

--------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

    (3) Filing party:

--------------------------------------------------------------------------------

    (4) Date filed:

--------------------------------------------------------------------------------

                               DETREX CORPORATION
                           24901 NORTHWESTERN HIGHWAY
                                   SUITE 500
                           SOUTHFIELD, MICHIGAN 48075

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 22, 1999

     PLEASE TAKE NOTICE that the annual meeting of shareholders of DETREX CORPORATION will be held on Thursday, the 22nd day of April, 1999, at 11:00 a.m., local time, at The Westin Hotel, 1500 Town Center, Southfield, Michigan, for the purposes of considering and acting upon the following:

     (1) the election of two Directors; and

     (2) the transaction of such other business as may properly come before the meeting and any adjournments or postponements of the meeting.

     The Board of Directors knows of no other business which will be presented to the shareholders at this meeting.

     The Board of Directors has fixed February 26, 1999, as the record date for the determination of the shareholders entitled to receive notice of and to vote at the annual meeting of shareholders and any adjournments or postponements of the meeting.

     It is important that proxies be returned promptly. Therefore, shareholders who do not expect to attend the meeting in person are requested to vote, sign, date and return the enclosed proxy, which is solicited by the Board of Directors, in the enclosed prepaid envelope.

                                          By Order of the Board of Directors

                                          ROBERT M. CURRIE
                                          Secretary

Dated: March 19, 1999

                               DETREX CORPORATION
                           24901 NORTHWESTERN HIGHWAY
                                   SUITE 500
                           SOUTHFIELD, MICHIGAN 48075

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

     The Board of Directors of DETREX CORPORATION (the "Corporation" or "Detrex") requests all shareholders who do not expect to be present at the annual meeting to be held April 22, 1999 (the "Annual Meeting"), and who wish their stock to be voted upon the business to be transacted there, to vote, sign, date and return the enclosed form of proxy. At any time before it is voted, each granted proxy may be revoked by the shareholder by a later-dated proxy, by written revocation addressed to the Secretary of the Corporation at the address listed below, or by voting by ballot at the Annual Meeting. The cost of solicitation is being borne by the Corporation. This solicitation is made by and on behalf of the Board of Directors of the Corporation. Proxies received by the Board of Directors from shareholders will be voted at the Annual Meeting in the manner specified or, if not specified, as determined by the proxies. It is anticipated that this Proxy Statement and the enclosed proxy will be mailed to the shareholders of the Corporation on or about March 19, 1999. The Corporation's principal offices are located at 24901 Northwestern Highway, Suite 500, Southfield, Michigan 48075.

     Only shareholders of record at the close of business on February 26, 1999 are entitled to vote at the Annual Meeting. As of that date, there were 1,583,414 shares of Common Stock, $2 par value per share ("Common Stock"), outstanding and entitled to vote. They were the only outstanding shares of the Corporation. Every holder of outstanding shares of Common Stock entitled to be voted at the Annual Meeting is entitled to one vote for each share held.

     Presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting. Assuming a quorum is present, Directors are elected by a plurality vote of all votes cast. In accordance with applicable law, abstentions and broker non-votes will not have the effect of votes in opposition to a Director nominee.

                             ELECTION OF DIRECTORS

     The Articles of Incorporation of the Corporation provide for the classification of Directors into three classes as nearly equal in number as possible, with three-year terms expiring on successive annual meeting dates. The Corporation's By-Laws currently provide that the Board of Directors shall consist of not less than eight nor more than twelve persons as shall be fixed from time to time by the Board.

     At the Annual Meeting, two Directors of the First Class will be elected to serve for a term of three years or until their successors have been elected and have qualified. The terms of the two present Directors of the First Class, William C. King and John F. Mangold, expire at the Annual Meeting. Messrs. King and Mangold have served as Directors of Detrex since 1995 and 1993, respectively.

     It is the intention of the persons named in the accompanying form of proxy to vote such proxies for the nominees named below. The Board of Directors has no reason to believe that any nominee will be unable to serve. In the event that any nominee should not be available, the persons named in the proxy will vote for the election of such substitute nominee as may be selected by the Board of Directors of the Corporation.

                   NOMINEES for Directors of the First Class:

                                William C. King
                                John F. Mangold

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE AS DIRECTORS OF THE FIRST CLASS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 12, 1999, the amount of Common Stock beneficially owned by each Director and nominee for Director, each Executive Officer named in the Summary Compensation Table, all Directors, nominees for Director and Executive Officers as a group and certain other beneficial owners:

                                                                  TOTAL SHARES        PERCENT OF
                            NAME                              BENEFICIALLY OWNED(1)     CLASS
                            ----                              ---------------------   ----------
Bruce W. Cox................................................        68,290(2)            4.3%
Robert M. Currie............................................         6,666(2)            *
Robert A. Emmett, III.......................................        48,012(2)(3)(4)      3.0%
Gerald J. Israel............................................        11,666(2)            *
William C. King.............................................        18,000(2)(5)         1.1%
John F. Mangold.............................................         7,600(2)            *
Thomas E. Mark..............................................        84,160(2)(6)         5.3%
Benjamin W. McCleary........................................         7,500(2)            *
Arbie R. Thalacker..........................................        36,500(2)(3)         2.3%
John D. Withrow.............................................         8,000(2)            *
All Executive Officers, Directors and Nominees for Director
  as a Group................................................       296,394(2)           18.7%
Summit Capital Management, LLC..............................       236,450(7)           14.9%
  601 Union Street, Suite 3900
  Seattle, Washington 98101
Rivlin Family Partnership...................................       114,600(8)            7.2%
  1404 Blackheath
  Riverwoods, Illinois 60015
Dimensional Fund Advisors Inc. .............................        99,350(9)            6.3%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401

-------------------------
 *  Represents less than 1% of Class

(1) Ownership is direct with sole voting power and sole investment power unless otherwise indicated by footnote.

(2) Totals include shares underlying options exercisable within 60 days of March 12, 1999, as follows: Messrs. Cox, Emmett, Mangold, McCleary, Thalacker and Withrow, 7,000 shares each; Mr. Currie, 6,666 shares; Mr. Israel, 11,666 shares; Mr. King, 14,000 shares; and Mr. Mark, 76,000 shares.

(3) Messrs. Emmett and Thalacker are first cousins.

(4) Included in the shares reported for Mr. Emmett are 1,000 shares owned jointly with his wife, 15,247 shares owned by his wife, 100 shares owned by his son, and 2,372 shares held by Mr. Emmett as trustee.

(5) Included in the shares reported for Mr. King are 4,000 shares held by his wife as trustee of her trust.

(6) Included in the shares reported for Mr. Mark are 4,000 shares owned by his wife.

(7) This information is based on Schedule 13G dated February 9, 1999, filed jointly by Summit Capital Management, LLC ("SCM"), Summit Capital Partners, LP, and John C. Rudolf, individually ("Rudolf"), in which SCM and Rudolf indicated they had shared voting power and shared dispositive power with respect to 206,650 shares and in which Rudolf indicated he had sole voting power and sole dispositive power with respect to an additional 29,800 shares.

(8) This information is based on Schedule 13D dated January 15, 1998, filed by the Rivlin Family Partnership ("Rivlin"), in which Rivlin indicated it had sole voting power and sole dispositive power with respect to 67,800 shares. The aggregate number of shares reported as beneficially owned by Rivlin includes 46,800 shares owned by other individuals.

(9) This information is based on Schedule 13G dated February 11, 1999, filed by Dimensional Fund Advisors Inc. ("Dimensional"), in which Dimensional indicated it had sole voting power and sole dispositive power with respect to 99,350 shares.

INFORMATION CONCERNING DIRECTORS AND NOMINEES

     The following information is furnished with respect to each person nominated for election as a Director and each other person whose term of office as a Director will continue after the Annual Meeting:

                                       DIRECTOR
            NAME                AGE     SINCE            PRINCIPAL OCCUPATION DURING LAST 5 YEARS
            ----                ---    --------          ----------------------------------------
NOMINEES FOR DIRECTOR OF THE FIRST CLASS
WHOSE TERMS OF OFFICE WILL EXPIRE IN 2002
WILLIAM C. KING.............    54       1995      Chairman of the Board and Chief Executive Officer of
                                                   the Corporation since January 1996; President and
                                                   Chief Executive Officer of the Corporation from April
                                                   1995 to January 1996; President and Chief Operating
                                                   Officer of Masland Industries from 1992 to 1994.
JOHN F. MANGOLD.............    72       1993      Independent consultant.
DIRECTORS OF THE SECOND CLASS
  WHOSE TERMS OF OFFICE WILL EXPIRE IN 2000
ROBERT A. EMMETT, III.......    55       1984      Partner, Reed Smith Shaw & McClay, attorneys,
                                                   Washington, D.C.
BENJAMIN W. MCCLEARY........    54       1990      Member, McFarland Dewey & Co., LLC, investment
                                                   bankers, New York, New York.
ARBIE R. THALACKER..........    63       1980      Partner, Shearman & Sterling, attorneys, New York,
                                                   New York; Chairman of the Board of the Corporation
                                                   from April 1993 to January 1996.

                                       DIRECTOR
            NAME                AGE     SINCE            PRINCIPAL OCCUPATION DURING LAST 5 YEARS
            ----                ---    --------          ----------------------------------------
DIRECTORS OF THE THIRD CLASS
WHOSE TERMS OF OFFICE WILL EXPIRE IN 2001
BRUCE W. COX................    70       1968      President of B. W. Cox Company, manufacturer's
                                                   representative, N. Canton, Ohio.
THOMAS E. MARK..............    46       1996      President and Chief Operating Officer of the
                                                   Corporation since January 1996; President and General
                                                   Manager of ABB Paint Finishing, Inc. from 1990 to
                                                   January 1996.
JOHN D. WITHROW.............    66       1993      Retired; President of Lectron Products, Inc. from
                                                   August 1989 to December 1994.

     The Corporation may not have knowledge of all of the information provided above regarding securities ownership, business interests and other events and transactions of the Directors and nominees. To the extent that the Corporation does not have actual knowledge of such information, such information has been furnished by such persons.

CERTAIN BUSINESS RELATIONSHIPS

     Mr. Robert A. Emmett, III, a Director of the Corporation, is a member of the firm of Reed Smith Shaw & McClay, attorneys, Washington, D.C. Reed Smith Shaw & McClay rendered legal services to the Corporation during 1998 and it is anticipated that the firm will render legal services to the Corporation during 1999.

     Mr. Arbie R. Thalacker, a Director of the Corporation, is a member of the firm of Shearman & Sterling, attorneys, New York, New York. Shearman & Sterling rendered legal services to the Corporation during 1998 and it is anticipated that the firm will render legal services to the Corporation during 1999.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Corporation has an Audit Committee of non-employee Directors. Its members are John F. Mangold (chairman), Robert A. Emmett, III and Arbie R. Thalacker. The Audit Committee held two meetings during the last fiscal year. The Audit Committee, as the representative of the Board of Directors, meets with the independent auditors of the Corporation to review the manner of the auditing of the Corporation's accounts. The committee reviews with the auditors the methods of accounting, the internal accounting controls and procedures and the reports submitted by the auditors. The Audit Committee reviews the audit scope and the estimated audit fee. The Audit Committee also recommends to the Board of Directors the selection of the Corporation's independent public accountants.

     The Board of Directors also has a Compensation Committee of non-employee Directors. Its members are Benjamin W. McCleary (chairman), Bruce W. Cox and John D. Withrow. The Compensation Committee held three meetings during the last fiscal year. The committee reviews and recommends to the Board of Directors the salaries and other compensation of all Officers and senior management of the Corporation. The committee also administers and grants options under the 1993 Stock Option Plan.

     The Board of Directors also has a Finance Committee. Its members are Benjamin W. McCleary (chairman), William C. King, Thomas E. Mark and Arbie R. Thalacker. The Finance Committee held two meetings during the last fiscal year. The primary function of the Finance Committee is to review and approve the Corporation's financing arrangements.

     The Board of Directors does not have a Nominating Committee.

     During the fiscal year ended December 31, 1998, the Board of Directors held seven regular meetings and no special meetings. Each incumbent Director attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings held by all committees of the Board on which he served.

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

     The Compensation Committee of the Board of Directors (the "Committee") consists of three members of the Board, none of whom is a present or former officer or employee of the Corporation. The Committee is responsible for reviewing and making recommendations to the Board of Directors with respect to compensation paid to all officers of the Corporation (the "Officers"). In addition, the Committee has been charged with the responsibility of administering and granting options under the 1993 Stock Option Plan. During 1998, the Committee reviewed the Chief Executive Officer's assessments of each Officer's performance. In light of the Corporation's current financial performance, the Chief Executive Officer recommended to the Committee that the Officers' base compensation not be adjusted at the current time and the Committee concurred with his recommendation. In 1998, the Committee continued a Variable Compensation Plan ("VCP") first implemented in 1996. The VCP would pay a cash bonus to an executive, depending on the financial performance of the Corporation and its divisions. The bonus opportunity for the year ending December 31, 1998 ranged from 10% to 40% of salary and, in the case of Mr. Mark, 40% to 60%. No bonus would be paid if the financial results were below 90% of the 1998 budget and the maximum would be paid if the financial results were at 110% of the 1998 budget. Corporate Officers' bonuses would be based entirely on the performance of the Corporation. Managers with divisional responsibilities would have 50% of their bonus dependent on the division's performance and 50% on corporate performance. There were no bonuses for Officers awarded in 1998 under the VCP.

     In February 1998, the Chief Executive Officer recommended that additional grants be made under the 1993 Stock Option Plan. The Committee concurred and awarded stock options to purchase a total of 22,000 shares of Common Stock at a price of $13.38 per share to eight executives, 12,000 of which were awarded to Officers.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. King currently serves as Chairman and Chief Executive Officer. Mr. King receives a base salary of $110,000 per year for spending approximately 25% of his normal working days on Corporation matters, plus performance based compensation and stock options appropriate to his contribution.

                         Benjamin W. McCleary, Chairman
                                  Bruce W. Cox
                                John D. Withrow
                     Members of the Compensation Committee

                             EXECUTIVE COMPENSATION
                             AND OTHER TRANSACTIONS
                           SUMMARY COMPENSATION TABLE

     The following table sets forth the total compensation earned in each of the last three years by the Corporation's Chief Executive Officer and the other Executive Officers who earned more than $100,000 in total annual salary and bonus:

                                                                              LONG TERM COMPENSATION
                                                                         ---------------------------------
                                                                                AWARDS            PAYOUTS
                                             ANNUAL COMPENSATION         ---------------------   ---------
                                       -------------------------------   RESTRICTED              LONG TERM
                                       SALARY        BONUS     OTHER       STOCK      OPTIONS    INCENTIVE    ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR        ($)          ($)       ($)         ($)         (#)        PLAN      COMPENSATION
---------------------------  ----      ------        -----     -----     ----------   -------    ---------   ------------
W.C. King................    1998      122,971                                         3,000(1)
  Chairman and CEO           1997      120,900       36,270
                             1996(2)   114,600                                        10,000(3)
T.E. Mark................    1998      266,946(4)                                      3,000(1)
  President and COO          1997      247,154      123,577
                             1996(5)   215,155                40,000(6)               75,000(7)
G.J. Israel..............    1998      160,731(4)                                      3,000(1)
  Vice President-Finance,    1997      148,769       44,631                            1,000(8)
  Treasurer and CFO          1996      142,692

R.M. Currie..............    1998      145,799(4)                                      3,000(1)
  General Counsel            1997      135,000       40,500                            1,000(8)
  and Secretary              1996      129,808

-------------------------
(1) On February 26, 1998, Messrs. King, Mark, Israel and Currie were each awarded options to purchase 3,000 shares of Common Stock at a price of $13.38 per share. For each individual, options to purchase 1,000 shares became exercisable as of February 26, 1999. Options to purchase 1,000 shares become exercisable on February 26, 2000 and February 26, 2001. The options expire on February 26, 2004.

(2) In January 1996, Mr. King was named Chairman and Chief Executive Officer.

(3) On January 25, 1996, Mr. King was awarded non-qualified stock options to purchase 8,000 shares of Common Stock at a price of $5.00 per share. Options to purchase 2,000 shares were exercisable immediately. Options to purchase 2,000 shares became exercisable as of January 25, 1997, January 25, 1998, and January 25, 1999. The options expire on January 25, 2006. On December 12, 1996, Mr. King was awarded additional stock options to purchase 2,000 shares of Common Stock at a price of $9.00 per share. These options became exercisable on December 12, 1997, and expire on December 12, 2006.

(4) The increase in salary compensation reported in 1998 over 1997 is primarily attributable to the fact that there were 27 pay periods during 1998 and 26 pay periods during 1997.

(5) Effective January 22, 1996, Mr. Mark became President and Chief Operating Officer.

(6) This amount was paid to Mr. Mark as a signing bonus pursuant to his employment agreement.

(7) On January 22, 1996, Mr. Mark was awarded non-qualified stock options to purchase 75,000 shares of Common Stock at a price of $5.75 per share. Options to purchase 18,750 shares were exercisable immediately. Options to purchase 18,750 shares became exercisable as of January 22, 1997, January 22, 1998, and January 22, 1999. The options expire on January 22, 2006.

(8) On July 24, 1997, Messrs. Currie and Israel were each awarded options to purchase 1,000 shares of Common Stock at a price of $9.00 per share. For each individual, options to purchase 333 shares became exercisable as of January 1, 1998 and January 1, 1999, and options to purchase 334 shares become exercisable as of January 1, 2000. The options expire on July 24, 2003.

     The Corporation has a defined benefit plan (the "Retirement Plan") which is qualified under the Internal Revenue Code. The participants are all salaried and all non-union employees of the Corporation. Benefits are, in general, based upon annual salary and length of service. The amount of the Corporation's annual contribution to the Retirement Plan is determined for the total of all participants covered by the Retirement Plan, and the amount of payment in respect of a specified person is not and cannot readily be separated or individually calculated by the regular actuaries for the Retirement Plan. Of the current annual compensation reported in the Summary Compensation Table above for all participants, approximately 85% is covered for purposes of the Retirement Plan. The table below illustrates the amount of annual pension benefits payable to a person in specified average annual compensation and years of service classifications, assuming retirement in 1999.

           BENEFIT EXAMPLES -- ANNUAL BENEFIT AT AGE 65 IN 1999(1)(2)

                                                                            YEARS OF SERVICE
                      AVERAGE ANNUAL                          --------------------------------------------
                       COMPENSATION                           10 YEARS    20 YEARS    30 YEARS    40 YEARS
                      --------------                          --------    --------    --------    --------
   $75,000................................................      8,778      17,557      26,335      36,761
   $100,000...............................................     12,528      25,057      37,585      51,761
   $125,000...............................................     16,278      32,557      48,835      66,761
   $160,000...............................................     20,928      41,857      62,785      85,361
   $220,000(3)............................................     20,928      41,857      62,785      85,361

-------------------------
(1) Based on the Social Security law in effect on January 1, 1999 and the Retirement Plan formula in effect on January 1, 1999.

(2) Internal Revenue Code Section 415 limit is $130,000.

(3) Compensation in excess of $160,000 is not recognized.

     The years of credited service and average annual compensation covered by the Retirement Plan for the current employees named in the Summary Compensation Table are respectively as follows: W.C. King 4 years and $127,118; T.E. Mark 3 years and $156,667; G.J. Israel 6 years and $143,215; and R.M. Currie 6 years and $132,121.

     The Retirement Plan is integrated with Social Security benefits and the amounts payable upon retirement shown in the table are net of Social Security benefits offsets.

EMPLOYMENT AND OTHER AGREEMENTS

     On October 1, 1995, the Corporation and William C. King entered into an employment agreement which replaced a temporary agreement executed in April of 1995. Under the October agreement, Mr. King was to serve as President and Chief Executive Officer with the understanding that, upon the hiring of a chief operating officer, he would continue as Chief Executive Officer. The agreement has a five year term and provides for an initial salary of $100,000 per year plus $200 per hour to a maximum of $1,350 per day for days in excess of five days of service per month. The agreement also provides that Mr. King will participate in the Corporation's medical and life insurance plans (and be entitled, in certain circumstances, to retiree medical coverage) and be eligible for option grants and annual bonuses. Under the terms of the employment agreement, Mr. King will also be entitled to a supplemental pension upon his termination of employment with the Corporation based upon the formula in the Retirement Plan, but increased for additional credited service in accordance with the terms of the agreement. The agreement includes severance terms providing two years' salary and two years' medical benefits if Mr. King is terminated before expiration of the agreement's term for a reason other than Cause or Disability or if he resigns for Good Reason (as such terms are defined in the agreement).

     On January 22, 1996, the Corporation and Thomas E. Mark entered into an employment agreement naming Mr. Mark President and Chief Operating Officer. The agreement has a three year term but extends on each anniversary date for an additional year unless either party declines the extension. It provides for an initial base salary of $238,000 per year and a signing bonus of $40,000. The agreement provides that Mr. Mark will participate in the Corporation's medical and life insurance plans and be eligible for option grants and annual bonuses. The agreement also provides for a supplemental pension upon his termination of employment, subject to certain vesting and other conditions set forth in the agreement. The full amount of the pension will equal 50% of his final salary and will be earned if Mr. Mark completes five years of employment with the Corporation. The agreement includes severance terms providing six months' salary and six months' medical benefits if Mr. Mark is terminated before the expiration of the agreement's term for a reason other than Cause or Disability or if he resigns for Good Reason (as such terms are defined in the agreement). Under the agreement, he is also entitled to receive his salary and medical benefits for an additional period, up to 18 months, during which he is seeking new employment.

     On February 22, 1993, the Corporation and Gerald J. Israel entered into an employment agreement naming Mr. Israel Chief Financial Officer and Vice President-Finance effective February 23, 1993. Mr. Israel was named Treasurer in 1994. The agreement provides for an initial base salary of $125,000 and the opportunity to earn an annual bonus. It provides medical benefits, life insurance and full vesting in the Retirement Plan after five full years of employment. The agreement further provides for a severance payment of three months' salary if the Corporation terminates Mr. Israel's employment in the first year of service, to be increased by one month per each year of service thereafter to a maximum of twelve months' salary.

     On June 23, 1993, the Corporation and Robert M. Currie entered into an employment agreement naming Mr. Currie General Counsel of the Corporation effective as of July 16, 1993. Mr. Currie was named Secretary of the Corporation in 1994. The agreement has a three year term and will automatically be extended for additional one year periods unless earlier terminated. It provides for an initial base salary of $125,000 and the opportunity to earn an annual bonus. It provides medical benefits, life insurance and full vesting in the Retirement Plan after five full years of employment. The agreement further provides for a severance payment of 18 months' salary in the event the Corporation terminates Mr. Currie's employment for a reason other than Cause (as defined in the agreement).

     Each of the named Executive Officers has received various option grants under the Corporation's 1993 Stock Option Plan. The plan provides for the immediate vesting and acceleration of options upon a change in Control (as defined in the plan) of the Corporation.

                             DIRECTOR COMPENSATION

     Under the Corporation's current practices, a Director of the Corporation who is not an employee of the Corporation or its subsidiaries is paid a monthly retainer of $1,000. In addition, each Director is paid $1,000 per day and reasonable expenses for attendance at Board of Directors meetings, and $500 and reasonable expenses for each committee meeting attended. Each Director who serves as chairman of a committee also receives $1,000 for such service.

                               PERFORMANCE GRAPH

     The graph below compares the cumulative total shareholder return on the Common Stock for the last five fiscal years with the cumulative total return on the NASDAQ Index and the Chemicals-Specialty Index over the same period (assuming an investment of $100 in the Common Stock, NASDAQ Index and the Chemicals-Specialty Index on December 31, 1993, and reinvestment of all dividends). The common stock of each of the following companies is included in the Chemicals- Specialty Index: Air Products and Chemicals, Cabot Corporation, Ethyl Corporation, Grace (WR) and Company, Great Lakes Chemical, Lubrizol Corporation, Morton International, Nalco Chemical, Praxair, Inc. and Sigma Aldrich Corporation.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
         AMONG DETREX CORPORATION, THE NASDAQ STOCK MARKET -- US INDEX
                                AND A PEER GROUP

                              [PERFORMANCE GRAPH]

                                                                                           NASDAQ
                                                                                           STOCK
               MEASUREMENT PERIOD                      DETREX             PEER             MARKET
             (FISCAL YEAR COVERED)                  CORPORATION          GROUP             (U.S.)
12/93                                                       100.00            100.00            100.00
12/94                                                        88.00             94.00             98.00
12/95                                                        45.00            124.00            138.00
12/96                                                        60.00            143.00            170.00
12/97                                                        84.00            167.00            209.00
12/98                                                        54.00            126.00            293.00

--------------------------------------------------------------------------------------------------------
                                                  12/93    12/94    12/95    12/96    12/97    12/98
--------------------------------------------------------------------------------------------------------
 DETREX CORPORATION                                100      88        45       60       84       54
 PEER GROUP                                        100      94       124      143      167      126
 NASDAQ STOCK MARKET(U.S.)                         100      98       138      170      209      293
--------------------------------------------------------------------------------------------------------

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows information about option grants in the last fiscal year for each of the Executive Officers included in the Summary Compensation Table. In 1998, no other Executive Officer of the Corporation received stock options. The Corporation did not grant any stock appreciation rights.

                                                  PERCENT OF
                                                    TOTAL
                                    NUMBER OF      OPTIONS
                                    SECURITIES    GRANTED TO
                                    UNDERLYING    EMPLOYEES     EXERCISE OR                         GRANT DATE
                                     OPTIONS      IN FISCAL     BASE PRICE        EXPIRATION          PRESENT
              NAME                  GRANTED(#)       YEAR         ($/SH)             DATE           VALUE($)(1)
              ----                  ----------    ----------    -----------       ----------        -----------
W.C. King.......................      3,000          13.6%         13.38       February 26, 2004      21,930
T.E. Mark.......................      3,000          13.6%         13.38       February 26, 2004      21,930
G.J. Israel.....................      3,000          13.6%         13.38       February 26, 2004      21,930
R.M. Currie.....................      3,000          13.6%         13.38       February 26, 2004      21,930

-------------------------
(1) Based on the Black-Scholes option valuation model. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised so that there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model. The assumptions underlying the Black-Scholes model include (i) an expected volatility of .50 based upon the prior thirty (30) month-end closing stock prices of the Common Stock, (ii) a risk-free rate of return of 5.62%, which approximates the 5-year Treasury Bond rate, and (iii) a six year period from time of grant until exercise.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUES

     The following table shows aggregate option exercises in the last fiscal year and fiscal year-end option values for the Executive Officers included in the Summary Compensation Table.

                                                                              NUMBER OF
                                                                             SECURITIES        VALUE OF
                                                                             UNDERLYING       UNEXERCISED
                                                                             UNEXERCISED     IN-THE-MONEY
                                                   SHARES                    OPTIONS AT       OPTIONS AT
                                                 ACQUIRED ON     VALUE       YEAR-END(#)      YEAR-END($)
                                                  EXERCISE      REALIZED    EXERCISABLE/     EXERCISABLE/
                    NAME                             (#)          ($)       UNEXERCISABLE    UNEXERCISABLE
                    ----                         -----------    --------    -------------    -------------
W.C. King....................................         0            0         11,000/5,000     7,500/2,500
T.E. Mark....................................         0            0        56,250/21,750    28,125/9,375
G.J. Israel..................................         0            0         10,333/3,667             0/0
R.M. Currie..................................         0            0          5,333/3,667             0/0

                         RELATIONSHIP WITH INDEPENDENT
                               PUBLIC ACCOUNTANTS

     Deloitte & Touche LLP, certified public accountants, have audited the accounts of the Corporation for over 39 years and have been selected by the Corporation to continue in that capacity during 1999. This selection was approved by the Audit Committee and by the Board of Directors.

     Deloitte & Touche LLP plan to have a representative attend the Annual Meeting who will be available to respond to appropriate questions and who will have the opportunity to make a statement if the representative desires to do so.

                            SOLICITATION OF PROXIES

     The expenses in connection with the solicitation of the enclosed form of proxy, including clerical work, printing and postage, will be borne by the Corporation. In addition to the use of the mails, Directors, Officers, or employees of the Corporation or its subsidiaries may make solicitations in person or by telephone without special compensation. The Corporation has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies at an estimated cost of $1,500 plus reimbursement of reasonable expenses. The Corporation will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy material to beneficial owners.

                           PROPOSALS OF SHAREHOLDERS

     Proposals of shareholders intended to be presented at the 2000 Annual Meeting must be received by the Secretary, Detrex Corporation, 24901 Northwestern Highway, Suite 500, Southfield, Michigan 48075 no later than November 22, 1999.

                           AS TO OTHER MATTERS WHICH
                          MAY COME BEFORE THE MEETING

     The Board of Directors does not intend to bring any other matters before the meeting and has not been informed of such an intention by any other person. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote said proxies in accordance with their judgment on such matters.

     It is important that the proxies be returned promptly. Therefore, shareholders are requested to execute and return the enclosed proxy to which no postage need be affixed if mailed in the United States.

                                          By Order of the Board of Directors

                                          ROBERT M. CURRIE
                                          Secretary

Dated: March 19, 1999

                              DETREX CORPORATION

       24901 NORTHWESTERN HIGHWAY, SUITE 500, SOUTHFIELD, MICHIGAN 48075

                         ANNUAL MEETING APRIL 22, 1999
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder(s) signing the reverse side of this card (the "Shareholder") hereby appoints Benjamin W. McCleary, Arbie R. Thalacker and John D. Withrow, and each of them, with power of substitution to each, proxies of the Shareholder, to vote at the Annual Meeting of Shareholders of Detrex
Corporation (the "Corporation") to be held on the 22nd day of April, 1999 and at any and all postponements or adjournments of said meeting, all of the shares of stock of the Corporation which the Shareholder may be entitled to vote, with all the powers the Shareholder would possess, if then and there personally present.

The Shareholder hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

This proxy may be revoked at any time prior to said meeting and the Shareholder reserves the right to attend such meeting and vote said stock in person.

The Shareholder hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated March 19, 1999, the Proxy Statement furnished herewith and the Annual Report of the Corporation for 1998.

-------------------------------------------------------------------------------
     PLEASE VOTE, SIGN, DATE AND MAIL THIS PROXY IN THE ENCLOSED ENVELOPE,
           WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
NOTE: Please sign exactly as name appears hereon. If the stock is held in the name of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should add their titles. If a corporation, sign in full corporate name by president or other authorized officer. If a partnership, sign in partnership name by authorized person.
-------------------------------------------------------------------------------


HAS YOUR ADDRESS CHANGED?                    DO YOU HAVE ANY COMMENTS?

-----------------------------------          ----------------------------------

-----------------------------------          ----------------------------------

-----------------------------------          ----------------------------------



[X]PLEASE MARK VOTES
   AS IN THIS EXAMPLE



-----------------------------------         1. Election of Directors

      DETREX CORPORATION
                                                  DIRECTORS OF THE FIRST CLASS         FOR ALL   WITH-   FOR ALL
-----------------------------------                                                    NOMINEES   HOLD   EXCEPT

                                                            WILLIAM C. KING              [ ]       [ ]    [ ]
                                                            JOHN F. MANGOLD

                                             NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name of the nominee(s). Your shares will be voted for the remaining nominee.

RECORD DATE SHARES:
                                                            THE BOARD OF DIRECTORS RECOMMENDS THAT
                                                                 SHAREHOLDERS VOTE "FOR" ITEM 1.


                                             UNLESS OTHERWISE SPECIFIED HEREON, THE SHARES REPRESENTED BY THIS PROXY
                                             WILL BE VOTED FOR ITEM 1. THIS PROXY WILL BE VOTED IN THE DISCRETION OF
                                             THE PROXIES NAMED ON THE REVERSE SIDE WITH RESPECT TO ANY OTHER MATTERS
                                             WHICH MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR
                                             ADJOURNMENTS THEREOF.


Please be sure to sign and date this Proxy.

                         Date
                             ----------------   Mark box at right if an address change or comment has been noted on
                                                the reverse side of this card.                            [ ]
 _____________________________________________________
|                                                     |
|                                                     |
|                                                     |
|                                                     |
|___ Shareholder sign here_____Co-owner sign here____ |
|_____________________________________________________|

DETACH CARD                                                          DETACH CARD